Exhibit 10.1

Dated 5 February 2021

ARGO MANAGEMENT SERVICES LIMITED

and

SCOTT KIRK

SERVICE AGREEMENT

THIS AGREEMENT is entered into between the parties on 5 February 2021

PARTIES

(1)

Argo Management Services Limited a company incorporated and registered in England and Wales with company number 03795969 and whose registered office is at 1 Fen Court, London, EC3M 5BN, United Kingdom (the “Company”); and

(2)	Scott Kirk of 106 Bluehouse Lane, Oxted, RH8 0AR, United Kingdom (the “Executive”).

AGREED TERMS

1.	Definitions

1.1	The following terms shall have the following meanings unless the context requires otherwise:

“Board” means the board of directors of the Company or any Group Company as appropriate or any person or committee of such board duly appointed by it;

“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or otherwise;

“Commencement Date” means 8 February 2021;

“Confidential Information” means trade secrets, knowhow and information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company or any of their suppliers, customers, agents, shareholders or management, including (but not limited to): (a) business, financial or strategic information or plans; (b) technical data and know-how; (c) litigation, potential litigation or legal advice; (d) employment terms or pay of the Executive or others; (e) commercial terms with business partners; (f) products or services in the course of development; (g) processes or know-how; (h) details of any joint ventures, which (in each case) the Executive creates, develops, learns, receives or obtains in connection with the Executive’s employment before or after the date of this agreement, whether or not such information is marked confidential;

“Copies” means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Executive Severance Plan” means the agreement between the Executive and Argo Group International Holdings, Inc. effective 1 January 2021;

“Financial Services Regulatory Requirements” means any rules or requirements contained in (a) the Financial Services and Markets Act 2000 and the Criminal Justice Act 1993; (b) the Statements of Principle and Code of Practice for Approved Persons issued by the Financial Conduct Authority; and (c) any other rules, regulations or codes of practice issued by the Financial Conduct Authority or other regulatory body;

“Garden Leave” means any period during which the Company has exercised its rights under clause 22;

“Group Company” means the Company and any group undertaking (as such term is defined in section 1161(5) of the Companies Act 2006) of the Company in any jurisdiction from time to time;

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Permitted Investment” has the meaning given to it in clause 16.2; and

“Termination” means the termination of the Executive’s employment under this Agreement however caused, whether lawful or not, and “Termination Date” means the date of Termination.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	words in the singular include the plural and in the plural include the singular;

1.2.2

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.3	the headings are inserted for convenience only and shall not affect its construction;

1.2.4

reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.5	the Schedules shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules; and

1.2.6	reference to any regulator or other body includes a reference to any successor.

2.	Term of Employment

2.1

The Executive’s employment under the terms of this Agreement shall continue for a term representing the earlier of the Executive’s relocation to the United States pursuant to clause 2.3 below or 18 months commencing on the Commencement Date and expiring on 7 August 2022 (Expiry Date), subject to the remaining terms of this Agreement, save that either party may terminate prior to the Expiry Date by giving to the other 1 month’s prior notice in writing.

2.2	No previous employment with the Company or any other employer counts as part of the Executive’s period of continuous employment with the Company.

2.3

Subject to earlier termination under the terms of this Agreement, the Executive’s employment with the Company will automatically terminate on the Expiry Date. It is the parties’ intention, conditional on the Executive’s eligibility to work in the U.S. and completion of all necessary background checks, that on or around the Expiry Date the Executive will enter into at-will employment with a Group Company in the U.S having relocated to the U.S on terms to be agreed. The Executive’s employment under the terms of this Agreement will count towards the Executive’s continuous employment in such subsequent employment with a Group Company.

3.	Pre-Conditions and Warranties

3.1	The Executive’s employment under this Agreement is conditional upon:

3.1.1	the Executive having produced to the Company for inspection original documents proving the Executive’s right to work lawfully in the United Kingdom;

3.1.2	the Company having obtained and being satisfied with the results of such written and/or oral references and such other background screening as the Company shall determine;

3.2	The Executive warrants that:

3.2.1	all information provided to the Company by or on behalf of the Executive during the recruitment process is true, complete and not misleading;

3.2.2	the Executive is entitled to work in the United Kingdom; and

3.2.3

the Executive is not prevented by the terms of any agreement or court order from commencing employment with the Company on the Commencement Date and that there are no express or implied terms of any contract with (or other obligation to) any third party that could prevent or hinder the performance of the Executive’s duties to any Group Company.

3.3

It is a condition of this employment that the Executive has and maintains during the course of this employment, valid United Kingdom immigration permission which permits the Executive to be employed by the Company in the role for which the Executive is employed. The Executive must notify the Company immediately if at any time the Executive does not meet this condition. The Executive must produce to the Company for inspection the documents proving this right to the Company’s satisfaction upon the Commencement Date and otherwise upon request.

3.4

If the Executive is in breach of any of the warranties or fails to satisfy any of the conditions set out in this clause 3 then the Company shall be entitled to terminate the Executive’s employment summarily.

4.	Duties

4.1	The Executive shall serve the Company and any Group Company as appropriate as the Chief Financial Officer of the Group Company or in such other role as the Board may reasonably determine.

4.2	During the employment the Executive shall:

4.2.1	devote the whole of their working time, attention and abilities to the business of the Company and any other Group Company for which the Executive is required to work from time to time;

4.2.2	faithfully and diligently exercise such powers and perform such duties for each Group Company as may from time to time be assigned by the Board;

4.2.3	comply with all reasonable and lawful directions given by the Board;

4.2.4	promptly make such reports to the Board in connection with the affairs of each Group Company on such matters and at such times as are reasonably required;

4.2.5	report their own wrongdoing and any wrongdoing or proposed or potential wrongdoing of any other employee, officer or consultant of any Group Company to the Board immediately on becoming aware of it;

4.2.6	use their utmost endeavours to promote, protect, develop and extend the business of each Group Company;

4.2.7	comply with their common law, statutory, regulatory and fiduciary duties;

4.2.8	exercise the Executive’s powers jointly with such other person that the Board may appoint; and

4.2.9	at all times conduct the business of each Group Company for which the Executive is responsible in a lawful and ethical manner.

5.	Policies and Procedures

5.1	The Executive will read and comply strictly with:

5.1.1

any rules, policies and procedures that apply to each Group Company at all times including its Employee Handbook, Code of Business Ethics & Conduct, Insider Trading and its anti-bribery policy policies;

5.1.2	the Financial Services Regulatory Requirements; and

5.1.3	any other laws and regulations material to the conduct of the business of the Company or any Group Company.

5.2	Although the Company’s rules, policies and procedures do not form part of this Agreement, failure to comply with them may result in disciplinary action up to and including dismissal.

5.3

The Executive must at all times deal with the Company and its regulators in an open and co-operative way and must pro-actively disclose appropriately any information of which the Company or its regulators would reasonably expect notice.

6.	Place of Work

6.1	The normal place of work of the Executive is the Company’s offices in London or such other location within Greater London as the Company may require.

6.2	The Executive agrees to travel on any business of any Group Company (both within the United Kingdom and abroad) as may be required for the proper performance of the Executive’s duties.

6.3	The Executive shall not be required to work outside the United Kingdom for any continuous period of more than one month.

7.	Hours of Work

7.1

The Executive shall work such hours as are required for the proper and efficient performance of their duties including the Company’s normal business hours which are 9am until 5pm from Monday to Friday.

7.2

The Executive consents to opt out of the limit on weekly working hours contained in Regulation 4 of The Working Time Regulations 1998. The Company and the Executive agree that the Executive’s consent, for the purposes of this clause, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving the Company three months’ notice of their wish to do so.

8.	Salary

8.1

The Executive shall be paid a basic salary of $600,000 (equal to £466,800 per annum based on an exchange rate of 0.778 USD to GBP) subject to deductions required by law. The Executive’s salary shall accrue from day to day, shall be payable in equal monthly instalments in arrears on or about the last day of each month and shall include any directors’ fees.

8.2

The salary paid to the Executive may be reviewed annually as determined by the HR Committee of the Board of Directors. The Company is under no obligation to award an increase following a salary review.

8.3

The Company may deduct from the salary or any other sums payable to the Executive any money owed to any Group Company by the Executive. The Executive will reimburse the Company upon demand for the personal use of any Company credit card, any other unauthorised transactions entered into by the Executive or any overpayments made to the Executive.

9.	Expenses

The Company shall reimburse any reasonable travel, hotel, entertainment and other out of pocket expenses wholly, exclusively and necessarily incurred by the Executive in the proper performance of the Executive’s duties under this Agreement subject always to the rules and policies of the Company from time to time and subject to the Executive providing receipts or other evidence of payment as the Company may require.

10.	Other remuneration

10.1

The Executive is entitled to receive a sign-on bonus in the amount of $300,000 (equal to £233,400 based on an exchange rate of 0.778 USD to GBP) subject to deductions required by law which shall be payable within 30 days of the Commencement Date. Should the Executive terminate their employment, either under this Agreement or any subsequent agreement with a Group Company, or should the Company or any Group Company terminate the Executive’s employment pursuant to clause 21 of this Agreement or pursuant to a provision of any subsequent agreement with a Group Company, within 24 months of receipt by the Executive of such sign-on bonus, the Executive shall repay in full the gross amount of such sign-on bonus to the Company.

10.2

The Executive shall be entitled to participate in Argo’s Long Term Incentive Compensation Plan (LTIP) at a target participation rate equal to $700,000 (equal to £544,600 based on an exchange rate of 0.778 USD to GBP) annually subject to the rules of the LTIP. Incentive awards are discretionary and not guaranteed. The amount and form of any incentive award shall be at the sole discretion of the Company or any Group Company as appropriate.

10.3

The Executive is entitled to receive a one-time long-term incentive award of $200,000 (equal to £155,600 based on an exchange rate of 0.778 USD to GBP) granted in the form of restricted stock within 60 days of the Commencement Date subject to the rules of the applicable plan.

10.4

The Executive shall be entitled to participate in an annual bonus plan on such terms and with such individual, team or corporate targets as the Board may communicate from time to time which shall provide the Executive with an opportunity to be considered each year for a bonus equivalent to up to 100% of the Executive’s basic salary (or a pro rata amount in their first year). The Board shall be entitled to determine whether such targets have been met and where such targets have been met in full or part shall have a discretion to determine whether to make payments and, if so, in what amount and when.

10.5

The Board may suspend, alter or discontinue any bonus payment(s) or any bonus plan and its eligibility requirements at any time (whether generally or in relation to the Executive only) at its absolute discretion. If the Executive receives any bonus payment the Company is not obliged to make any further bonus payments and any bonus payment will not become part of the Executive’s contractual remuneration or fixed salary. In order to be eligible to receive a bonus payment, the Executive must be in the Company’s employment and not under notice, given or received on the date that the bonus is paid. Bonus entitlement does not accrue in the course of a year, and the Executive is not entitled to payment of a bonus, or any pro rata portion of it, if the Executive leaves employment prior to the date that the bonus is paid.

10.6

The Executive shall not be eligible to be considered for any bonus or incentive award nor shall any bonus or incentive award be paid or received if the Executive is subject to any disciplinary action or investigation at the date any bonus or incentive award is being considered and/or at the bonus payment date or incentive award date (as applicable) although the Company or any Group Company as appropriate may reconsider the matter upon the conclusion of the disciplinary action or investigation in question.

10.7

The Executive’s remuneration, including the Executive’s salary under clause 8, any bonus or incentive award for which the Executive may be eligible under this clause 10 and any other incentives or benefits that the Executive may enjoy from time to time are subject to the Financial Services Regulatory Requirements and any Company or any Group Company remuneration policy (as introduced or amended from time to time). In particular:

10.7.1	any bonus or incentive awards may be adjusted and/or deferred and paid at such intervals and in such form as the Company decides in its absolute discretion; and

10.7.2

any bonus or incentive award is subject to the terms of any clawback policy adopted by the Company or any Group Company from time to time and the Executive agrees that, if so required by the Board and without prejudice to the Company’s other remedies, the Executive shall repay on demand some or all of such bonus or incentive award as required by the Company’s or any Group Company’s clawback policy (or, in the absence of such a policy, the Financial Services Regulatory Requirements) prevailing at the time of payment.

11.	Pensions

11.1

In light of the Executive’s expected relocation to the U.S. and the short term nature of the Executive’s employment with the Company, the Executive agrees to opt out of the usual employer pension that is provided to other employees of the Company in the UK. Following the Executive’s relocation to the U.S. pursuant to clause 2.3 above, the Executive will receive a lump sum payment equal to 5% of their U.S. salary from such Group Company as shall employ the Executive in the U.S. This payment will be taxable and is conditional on the Executive opting out of the UK pension plan throughout their employment with the Company.

12.	Benefit Plans

12.1	The Executive shall, during employment, be eligible to participate in the following benefit plans operated by the Company:

12.1.1	health insurance for the Executive, their spouse/civil partner and any children under 18;

12.1.2	life assurance;

12.1.3	permanent insurance cover; and

12.1.4	critical illness cover.

12.2	The Executive’s participation in the benefit plans referred to in this clause are subject to:

12.2.1	the terms of that benefit plan, as amended from time to time;

12.2.2	the rules or the insurance policy of the relevant benefit provider, as amended from time to time; and

12.2.3

the Executive satisfying the normal underwriting requirements of the relevant benefits provider (which may involve a medical and/or a medical questionnaire) and the premium being at a rate which the Company considers reasonable.

12.3

The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate the Executive.

12.4	The Company reserves the right to discontinue, vary or amend each benefit plan (including the level of cover) at any time on reasonable notice to the Executive.

13.	Holidays

13.1

The Executive shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England to be taken at times convenient to the Company and authorised in advance.

13.2	The Executive is required to take at least 20 days’ paid holiday each year and at least one holiday of not less than 10 continuous business days in duration.

13.3

The Company’s holiday year runs between 1 January and 31 December. If the Executive’s employment commences or terminates part way through a holiday year, the Executive’s entitlement during that holiday year shall be calculated on a pro rata basis rounded up to the nearest whole day.

13.4

The Executive shall have no entitlement to any payment in lieu of accrued but untaken holiday except on Termination. The amount of such payment in lieu shall be 1/260th of the Executive’s salary for each untaken day of entitlement.

13.5

If on Termination the Executive has taken in excess of their accrued holiday entitlement, the Company shall be entitled to recover from the Executive by way of deduction from any payments due to the Executive or otherwise, one day’s pay for each excess day calculated at 1/260th of the Executive’s salary.

13.6

If either party has served notice to terminate the employment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

14.	Sickness

14.1

The Company may in its absolute discretion pay the Executive an amount equal to the Executive’s normal basic pay (“Company Sick Pay”) for the first continuous period of six months or an aggregate period of six months’ of sickness absence in any consecutive 12 month period, subject to such conditions as the Board may specify. Company Sick Pay will include any entitlement to statutory sick pay or any benefits provided by virtue of any permanent health insurance scheme. Company Sick Pay is also subject to the Executive’s compliance with this Agreement and will not be paid in respect of any period of illness that commences during the first 6 months of the Executive’s employment or whilst the Company is addressing performance or disciplinary issues.

14.2

The Executive must comply with the Company’s sickness absence notification procedures. Any period of absence of up to five days may be self-certified and any period of absence of more than five days must be supported by doctor’s certificate.

14.3

If the Executive is absent from work due to ill health for more than two months or for more than 60 working days (whether consecutive or in aggregate) the Company may terminate the Executive’s employment by giving 1 month’s prior written notice.

14.4

The Executive consents to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of any such report with the relevant doctor.

14.5

The rights of the Company to terminate the Executive’s employment under the terms of this Agreement apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

15.	Directorships

15.1

The Executive shall, if requested by the Company or any Group Company as appropriate during the employment, serve as director of any Group Company as required by the Company from time to time. If so appointed, the Executive will:

15.1.1	comply with the articles of association (as amended from time to time) of any Group Company of which the Executive is a director or otherwise responsible; and

15.1.2	not do anything that would cause the Executive’s disqualification as a director.

15.2	On Termination or at any time at the Company’s request, the Executive shall:

15.2.1	immediately resign, without any claim for compensation, from any directorships in any Group Company; and

15.2.2

transfer to the Company or as it may direct, without payment, any shares or other securities held by the Executive in any Group Company, which are held as a nominee or trustee for or for the benefit of, any Group Company and deliver to the Company the related certificates and do all acts or things necessary to give effect to the same.

15.3	Except with the prior approval of the Board or as required by this Agreement, the Executive shall not resign as a director of any Group Company.

15.4

By way of security for the Executive’s obligations under this Agreement, the Executive hereby irrevocably appoints the Company to be their attorney to execute and do any such instrument or thing and generally to use the Executive’s name for the purpose of giving the Company or its nominee the full benefit of clause 15.

16.	Outside Activities and Interests

16.1

The Executive shall not during the employment except as a representative of the Company or with the Board’s prior written consent (whether directly or indirectly, paid or unpaid) be employed, engaged, concerned or interested in any other actual or prospective business, organisation, occupation or profession.

16.2

Nothing in this Agreement shall prevent the Executive from holding an investment by way of shares or other securities to in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) provided always that during the term of the employment the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned.

17.	Confidential Information

17.1

Without prejudice to the Executive’s common law and fiduciary duties, the Executive shall not during employment or at any time after Termination and whether for their own benefit or for the benefit of any third party:

17.1.1	use any Confidential Information; or

17.1.2	disclose any Confidential Information to any person, company or other organisation whatsoever,

except in the proper course of their duties, as required by law or as authorised by the Board in writing.

17.2	The Executive shall be responsible for protecting the confidentiality of the Confidential Information and shall use best endeavours to prevent the misuse of Confidential Information by others.

17.3

All Confidential Information and Copies shall be the property of the Company or any Group Company as appropriate and the Executive shall not make any Copies save in the proper course of their employment.

17.4

Save as authorised by the Board, the Executive shall not make or publish any comment regarding to the business of any Group Company or any of its current or former employees or directors to the media (including on social media).

18.	Whistleblowing

18.1

It is the duty of the Executive to report to the Board any material breach by any Group Company of their legal obligations of which the Executive is aware. Concerns should be reported, in writing, to the Board.

18.2

Whilst it is the Company’s clear policy to operate in an ethical and lawful manner and to foster an environment which facilitates the internal reporting of matters of concern for the avoidance of doubt nothing in this Agreement prevents the Executive from making a “protected disclosure” within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 nor from reporting any regulatory breaches to any regulator or from reporting any criminal conduct to the relevant authorities.

19.	Intellectual Property

19.1

The Executive shall disclose to the Company details of all Inventions and of all works embodying Intellectual Property Rights made solely or jointly with others at any time which relate to, or are capable of being used in, the business of any Group Company whether or not in the course of their ordinary duties and whether or not made in working time (together, the “Company IP”). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in such Company IP shall automatically, on creation, vest in the Company absolutely. To the extent that the Company IP does not vest automatically in the Company the Executive hereby assigns all right, title and interest in the Company IP to the Company with full title guarantee by way of a present assignment of all future rights and shall otherwise hold them on trust for the Company. The Executive agrees promptly to execute all documents and to do all acts as may, in the opinion of the Company, be necessary or desirable to give the Company full benefit of this clause.

19.2

The Executive irrevocably waives all “moral rights” under the Copyright, Designs and Patents Act 1988 (and, to the fullest extent permitted by law, all similar rights in other jurisdictions) which the Executive has or will have in any Company IP.

19.3

By way of security for the Executive’s obligations under this Agreement, the Executive irrevocably appoints the Company to be the Executive’s attorney to execute any instrument or to do anything and generally to use the Executive’s name for the purpose of giving the Company or its nominee the benefit of this clause. The Executive acknowledges in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

19.4

The Executive agrees that the Executive’s work for the Company will be the Executive’s own original work and the Executive will not violate the intellectual property rights of third parties. The Company does not want and does not need any confidential information relating to any former employer of the Executive and the Executive agrees to not to copy, use or disclose such information.

20.	Payment in Lieu of Notice

20.1

The Company may, in its sole and absolute discretion, terminate the Executive’s employment under this Agreement at any time and with immediate effect by notifying the Executive that the Company is exercising its right under this clause 20 and that it will make a payment in lieu of notice (“PILON”) to the Executive. The Executive’s employment will terminate immediately and any PILON due to the Executive in accordance with the provisions of this clause 20 will be paid within 28 days. The PILON will be equal to the basic salary (as at the Termination Date) which the Executive would have been entitled to receive under this Agreement during the notice period referred to at clause 2 (or, if notice has already been given, during the remainder of the notice period) less deductions required by law.

20.2	The Executive shall have no right to receive a PILON unless the Company has exercised its discretion in clause 20.1.

20.3

Notwithstanding clause 20.1, the Executive shall not be entitled to any PILON if the Company would otherwise have been entitled to terminate the Executive’s employment under this Agreement without notice in accordance with clause 21. In that case the Company shall also be entitled to recover from the Executive any PILON already made.

21.	Termination Without Notice

21.1

The Company may terminate the Executive’s employment under this Agreement with immediate effect without notice and with no liability to make any further payment to the Executive (other than in respect of amounts accrued at the Termination Date) if in the reasonable opinion of the Board the Executive:

21.1.1	is guilty of gross misconduct; or

21.1.2

commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses to comply with any reasonable and lawful directions of the Company or any Group Company as appropriate; or

21.1.3	is grossly negligent or grossly incompetent in the performance of their duties; or

21.1.4	is declared bankrupt or makes any arrangement with or for the benefit of their creditors or has a county court administration order made under the County Court Act 1984; or

21.1.5	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

21.1.6	has breached the Financial Services Regulatory Requirements or the Code of Conduct; or

21.1.7	is disqualified from acting as a director or resigns as a director from the Company or any Group Company without the prior written approval of the Board; or

21.1.8	is no longer eligible to work in the United Kingdom; or

21.1.9

is guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring the Executive or any Group Company into disrepute or is materially adverse to the interests of any Group Company.

21.2

The rights of the Company under clause 21.1 are without prejudice to any other rights that it might have at law to terminate the Executive’s employment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

21.3

The Company may suspend the Executive from any or all of the Executive’s duties during any period in which the Company is investigating any disciplinary matter involving the Executive or while any disciplinary procedure or regulatory investigation is outstanding. Any such suspension shall not constitute disciplinary action. During any period of suspension, the Company may impose the same conditions that apply to Garden Leave.

22.	Garden Leave

22.1

Following service of notice to terminate the employment by either party, or if the Executive purports to terminate the employment in breach of contract, the Company may by written notice place the Executive on Garden Leave for the whole or part of the remainder of the employment.

22.2	During any period of Garden Leave:

22.2.1	the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of any Group Company;

22.2.2

the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the home of the Executive) as the Board may reasonably decide;

22.2.3	the Company may appoint another person to carry out the Executive’s normal duties;

22.2.4	the Executive shall continue to receive their basic salary but shall not be entitled to receive any bonus or other incentive in respect of the period of Garden Leave;

22.2.5	the Executive shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

22.2.6	the Executive shall be contactable during each working day (except during any periods taken as holiday in the usual way);

22.2.7

the Company may exclude the Executive from any premises of any Group Company, require the Executive to return any Group Company property and remove the Executive’s access from some or all of its information systems; and

22.2.8

the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of any Group Company as it may reasonably determine.

23.	Obligations Upon Termination

23.1	On Termination or, if earlier, at the start of a period of Garden Leave following the service of notice or purported Termination by the Executive, the Executive shall:

23.1.1

immediately deliver to the Company all documents, books, materials, records, correspondence, papers, Copies, Confidential Information and other business information (on whatever media and wherever located) relating to the business or affairs of any Group Company or its business contacts, any keys and any other property of any Group Company, which is in the Executive’s possession or control;

23.1.2

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory (including on any personal computer, personal device, personal email account or web account), and all matter derived from such sources which is in their possession or under their control outside the premises of the Company; and

23.1.3	provide a signed statement confirming full compliance with the obligations under clauses 23.1.1 to 23.1.3 together with such reasonable evidence of compliance as the Company may request.

24.	Post Termination Restrictions

The Executive agrees to be bound by the terms of the Executive Severance Plan.

25.	Statutory Particulars

25.1

The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available from the HR Department although the Board reserves the right to deviate from these procedures in light of the Executive’s seniority. These procedures do not form part of the Executive’s contract of employment.

25.2	If the Executive wishes to raise a grievance or appeal a disciplinary decision the matter should be raised in writing with the Board.

25.3	There is no collective agreement which affects the Executive’s employment or this Agreement.

25.4

The Company does not impose any mandatory training requirements in relation to the Executive and details of the Company’s policies regarding the provision of training are [set out in the Company’s employee handbook].

25.5	The Company intends to comply with its statutory obligations regarding time off of work for example relating to family leave, domestic incident leave, jury and military service.

26.	Workplace Privacy

26.1	The Executive’s attention is drawn to the Company’s Privacy Notice which is available on the Company intranet.

26.2

The Executive consents to the Company monitoring their communication and electronic equipment including, without limitation, the Company’s telephone, chat and e-mail systems, information stored on the Company’s computer equipment (including all electronically stored information that is the property of the Company), recordings from the Company’s closed circuit television cameras and any other computer equipment or other device used by the Executive in the performance of their duties.

27.	General

27.1

The Company may amend any term of this Agreement by giving written notice to the Executive if the Board considers it necessary to do so in order to comply with the Financial Services Regulatory Requirements.

27.2

The Executive will, at the request of the Company at any time after the Termination Date, co-operate and provide assistance to any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning any Group Company where the Executive is aware of any facts or other matters which the Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving a candid and accurate account of events, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) and shall not cooperate with or otherwise give any information to any other party unless legally required to do so in which case the Executive will (so far as they are legally permitted to do so give advance notice to the Company. The Company will pay any reasonable expenses for which receipts and other supporting documents are provided to the reasonable satisfaction of the Company and provided any expense is authorised in advance by the Company).

27.3

If the Executive’s employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and the Executive is offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Executive acknowledges and agrees that there shall be no claim against the Company or any undertaking arising out of or connected with such termination.

27.4

This clause applies if the Executive subscribes for or is awarded shares in the Company or any Group Company or participates in any share option, restricted share, restricted share unit, long term incentive, carried interest, co-invest or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. Upon Termination, the Executive’s rights (if any) in respect of each Incentive shall be solely determined by the articles of association, rules or other documents governing each Incentive which are in force on the Termination Date and the Executive hereby irrevocably waives all claims or rights of action in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to the Executive (including any loss relating to the lapse of, or their ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).

27.5

A notice given to a party under this Agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address given for that party in this Agreement, in the case of the Executive to their personal email address or as otherwise notified in writing to the other party. A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question. A notice required to be given to the Company under this Agreement shall not be validly given if sent by email.

27.6

This Agreement and any document referred to in it constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter including without limitation the Executive Severance Plan.

27.7

The Executive agrees that in entering into this Agreement the Executive does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Executive waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement.

27.8

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives). If the Executive commences employment or continues in employment without executing a copy of this Agreement and fails to object within one month of the Commencement Date then the Executive will be deemed to have agreed to its terms.

27.9	The Executive shall not be contractually entitled to receive any benefit from the Company which is not expressly provided for by this Agreement.

27.10

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement.

27.11

The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement in relation to any Group Company. No person other than the parties to this Agreement and any Group Company shall have any rights under it and it will not be enforceable by any person other than those parties.

27.12

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

27.13

Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Executed and delivered as a Deed by the Executive and executed as an Agreement under hand by the Company on the date stated at the beginning of this Agreement.

Signed by Vicky LeFevre, Group Head of Talent,
for and on behalf of ARGO MANAGEMENT SERVICES LIMITED	/s/ Vicky LeFevre
Signature

Signed as a deed by SCOTT KIRK in the presence of:	/s/ Scott Kirk
Signature

/s/ Silvana Nuzzo
Witness’s Signature
Name of witness	Silvano Nuzzo
Address of witness	Argo US
PO Box 469011
San Antonio, TX 78246
Occupation of witness	Vice President, Total Rewards